SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2007

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 13, 2007, The National Security Group, Inc. issued a press release announcing its financial results for the three months and six months ended September 30, 2007. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated November 13, 2007, issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: November 13, 2007	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

The National Security Group, Inc.

661 East Davis Street

Post Office Box 703

Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information Contact: Brian R. McLeod, Chief Financial Officer, at (334) 897-2273

Elba, Alabama (November 13, 2007)...Results for the three months and nine months ended September 30, 2007 and 2006, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three Months Ended September 30		Nine Months Ended September 30

	2007	2006	2007	2006

Premium Income	$15,913,000	$15,297,000	$46,362,000	$44,543,000
Investment Income	1,216,000	1,144,000	3,629,000	3,354,000
Realized Investment Gains	(4,000)	770,000	529,000	1,870,000
Other Income	261,000	308,000	820,000	937,000
Total Revenues	$17,386,000	$17,519,000	$51,340,000	$50,704,000

Income from Continuing Operations	$1,505,000	$1,913,000	$3,169,000	$2,858,000
Income (Loss) from Discontinued Operations	-	(77,000)	1,319,000	(193,000)
Net Income	$1,505,000	$1,836,000	$4,488,000	$2,665,000

Earnings Per Share from Continuing Operations	$0.61	$0.77	$1.28	$1.16
Earnings (Loss) Per Share from Discontinued Operations	-	(0.03)	0.54	(0.08)
Net Earnings Per Common Share	$0.61	$0.74	$1.82	$1.08

Premium revenue for the third quarter of 2007 totaled $15,913,000 an increase of 4% over the third quarter of 2006 which totaled $15,297,000. For the year to date, premium revenue totaled $46,362,000, also an increase of 4% compared to the year to date in 2006 of $44,543,000. Increased premium revenue in the homeowners line of business served to offset declines in premium revenue in the private passenger auto line of business to generate the net increase of 4% in premium revenue for the quarter and year to date.

Net investment income increased $72,000 in the third quarter of 2007 to $1,216,000 compared to last year and increased for the year to date in 2007 by $275,000 to $3,629,000 due to a moderate increase in invested assets and improvements in portfolio yields.

The Company has net income from continuing operations for the third quarter of 2007 of $1,505,000 compared to $1,913,000 for the third quarter of 2006. Income from insurance operations was comparable to last year with the most significant change being a reduction in realized capital gains. A loss from discontinued operations was incurred in the third quarter of 2006 from Mobile Attic of $77,000 compared to $0 in the third quarter of 2007 due to the completion of the sale of Mobile Attic in the second quarter of 2007.

For the year to date in 2007, the Company has income from continuing operations of $3,169,000 compared to $2,858,000 in 2006. The $1,341,000 decrease in realized capital gains is offset by a reduction in loss and loss adjustment expenses from 65.72% of earned premium in the first nine months of 2006 to 60.95% of earned premium in the first nine months of 2007.

For the year to date in 2007, the Company has net income from discontinued operations of $1,319,000 primarily associated with a net of tax gain on disposal of Mobile Attic of $1,460,000. The Company sold its stake in Mobile Attic in the second quarter of 2007. Mobile Attic had a year to date loss from discontinued operations of $193,000 in 2006.

For the first nine months of 2007, the Company has net income of $4,488,000 compared to $2,665,000 for the first nine months of 2006. The most significant item contributing to the increase in net income was the gain on disposal from discontinued operations associated with the disposal of Mobile Attic. However, improved underwriting results in the property and casualty insurance subsidiary also contributed to a 10.8% increase in income from continuing operations.

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offer property, casualty, life, accident and health insurance in twelve states.

NASDAQ Symbol: NSEC

Contact: Brian R. McLeod, Treasurer and Chief Financial Officer

The National Security Group, Inc.

661 East Davis Street

Post Office Box 703

Elba, Alabama 36323

(334) 897-2273